REINSTATEMENT AND SECOND AMENDMENT
TO PURCHASE AND SALE AGREEMENT

This REINSTATEMENT AND SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Reinstatement Agreement”) is made and entered into as of the 6th day of April, 2011, by and between OXFORD TRAIL JV LLC, a Delaware limited liability company (“Seller”), and TRAIL CREEK APARTMENTS, LLC, a Delaware limited liability company (“Purchaser”).

WITNESSETH:

WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement dated December 16, 2010, as reinstated and amended pursuant to that certain Reinstatement and First Amendment to Purchase and Sale Agreement dated January 6, 2011 (as reinstated and amended, the “Agreement”), for the sale and purchase of those certain tracts or parcels of land and the improvements situated thereon located in Hampton, Virginia as more particularly set forth in the Agreement (the “Property”); and

WHEREAS, Purchaser terminated the Agreement pursuant to that certain termination letter dated February 4, 2011; and

WHEREAS, Seller and Purchaser desire to reinstate the Agreement and to amend the Agreement as provided herein;

NOW, THEREFORE, for and in consideration of Ten and No/100 Dollars ($10.00), the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.           Capitalized Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Agreement.

2.           Reinstatement.  Seller and Purchaser hereby reinstate the Agreement effective as of the date of this Reinstatement Agreement and agree that notwithstanding any term to the contrary in the Agreement, the Agreement is hereby modified and amended as follows:

(a)
Purchase Price.  Section 2.1 of the Agreement is hereby amended to delete the reference to “TWENTY-THREE MILLION FIVE HUNDRED THIRTY-FIVE THOUSAND AND No/100 Dollars ($23,535,000.00)” and to insert “TWENTY-THREE MILLION FIVE HUNDRED THOUSAND AND No/100 Dollars ($23,500,000.00)” in lieu thereof.

(b)	Earnest Money. Section 3.1 of the Agreement is hereby deleted in its entirety and the following is hereby substituted in lieu thereof:

“3.1  Earnest Money.  Purchaser shall deliver to Chicago Title Insurance Company or another reputable title company mutually approved by Seller and Purchaser (“Escrow Agent” and “Title Company”), no later than April 8, 2011, an earnest money deposit (the “Deposit”) in the amount of ONE  MILLION AND No/100 Dollars ($1,000,000.00).  The Deposit and all interest accrued thereon is referred to herein as the “Earnest Money.”  Upon deposit with the Escrow Agent, all Earnest Money shall be non-refundable in all events except in the event that Purchaser terminates this Agreement and is entitled to a refund of the Earnest Money under the terms of Sections 7.1, 7.2 or 8.1(i) below.  In the event the sale of the Property is consummated under this Agreement, the Earnest Money shall be paid to Seller and applied as a credit against the Purchase Price at Closing.”

(c)	Inspection Period. Section 4.1.1 of the Agreement is hereby deleted in its entirety and the following is hereby substituted in lieu thereof:

“4.1.1           Inspection Period.  During the period commencing on the Effective Date and expiring at 5:00 p.m. (in Atlanta, Georgia) on April 11, 2011 (the “Inspection Period”), the following matters shall be conditions precedent to Purchaser’s obligations under this Agreement:

(a)           Purchaser’s being satisfied in Purchaser’s sole discretion that the Property is suitable for Purchaser’s intended uses; and

(b)           Purchaser’s being satisfied, in Purchaser’s sole discretion, with the items delivered to Purchaser pursuant to Section 4.1 above.

In the event that Purchaser notifies Seller and Escrow Agent in writing on or before the expiration of the Inspection Period that Purchaser elects to terminate the transaction contemplated by this Agreement, then this Agreement shall terminate, whereupon the Deposit and any interest earned with respect thereto shall be refunded to Purchaser within five (5) days after Seller’s and Escrow Agent’s receipt of Purchaser’s written notification, except for One Hundred ($100.00) Dollars of the Deposit which shall be paid to Seller in consideration of entering into this Agreement, and this Agreement shall be of no further force or effect with Purchaser and Seller having no further rights, obligation or liability hereunder except for such obligations which by their terms expressly survive the termination of this Agreement (the “Surviving Obligations”).  In the event Purchaser does not deliver written notice terminating the transaction contemplated by this Agreement on or before the expiration of the Inspection Period, then the transaction contemplated by this Agreement shall proceed and all Earnest Money shall be non-refundable in all events except in the event that Purchaser terminates this Agreement and is entitled to a refund of the Earnest Money under the terms of Sections 7.1, 7.2 or 8.1(i) below.”

(d)	Closing. Section 6.1 of the Agreement is hereby deleted in its entirety and the following is hereby substituted in lieu thereof:

“6.1         Closing.  The closing of the transaction contemplated hereby (the “Closing”) shall be held at the offices of the Escrow Agent, located at the address set forth in Section 9.1 hereof, on April 29, 2011 (the “Closing Date”), unless the parties mutually agree in writing upon another place, time or date.  Purchaser shall have the right to extend the Closing Date to May 15, 2011 by, no later than April 22, 2011, delivering written notice to Seller and Escrow Agent, and depositing with Escrow Agent an amount equal to TWO HUNDRED FIFTY THOUSAND AND No/100 Dollars ($250,000.00) (the “Closing Extension Deposit”), which shall constitute Earnest Money under this Agreement and shall be non-refundable to Purchaser, except in the event that Purchaser terminates this Agreement and is entitled to a refund of the Earnest Money under the term of Sections 7.1, 7.2 and 8.1(i) below, but applicable to the Purchase Price at Closing.  In addition to the foregoing, Purchaser acknowledges that the Property is encumbered by a certain deed of trust in favor of Bank of America, N. A. (“Lender”) which secures one or more promissory notes payable to Lender (“Seller’s Loan”).  In the event Purchaser elects to extend the Closing Date as permitted herein, then, in addition to the delivery of the Closing Extension Deposit, Purchaser shall pay to Seller any amount required by Lender to extend Seller’s Loan to the Closing Date (a “Loan Extension Fee”).  Any Loan Extension Fee shall be neither refundable to Purchaser at Closing nor applicable to the Purchase Price at Closing, and Purchaser agrees to pay any Loan Extension Fee to Seller within one (1) business day after Seller delivers written notice to Purchaser of any required Loan Extension Fee accompanied by evidence of the amount of such Loan Extension Fee.  Any failure of Purchaser to pay any Loan Extension Fee to Seller shall, notwithstanding the provisions of Section 8.3 of the Agreement, constitute an immediate default by Purchaser entitling Seller to pursue Seller’s rights and remedies set forth in Section 8.2 of the Agreement. Seller and Purchaser agree that the Closing shall be consummated through an escrow closing with the Escrow Agent acting as escrow agent.”

3.           Purchaser’s Inspections.  Notwithstanding any provision to the contrary in the Agreement except the provisions set forth in Section 4.1.3(b) of the Agreement, Purchaser hereby waives any and all objections to any inspections of or related to the Property, including, without limitation, any title and survey matters as permitted under Sections 4.1.3(a) and 4.1.4 of the Agreement, respectively; provided, however, Seller acknowledges that Seller shall, at or prior to Closing, address or perform those matters that Seller agreed to address or perform as provided in that certain correspondence to Purchaser dated January 11, 2011.

4.           Escrow Agent Acknowledgment.  Purchaser shall cause Escrow Agent to execute and deliver to the parties the acknowledgement page attached hereto as Exhibit “A” promptly after the Escrow Agent’s receipt of the Deposit on or before April 8, 2011, and the attached Escrow Agent acknowledgment page shall replace the acknowledgment page listed as page 26 of the Agreement.

5.           Ratification.  Except as set forth above, the Agreement remains unaltered and is reinstated as provided herein, and Seller and Purchaser do hereby ratify and confirm the Agreement, as reinstated, modified and amended herein.  The Agreement, as modified by this Reinstatement Agreement, contains the entire agreement by and between Seller and Purchaser with respect to the sale and purchase of the Property.  This Reinstatement Agreement shall be binding upon and inure to the benefit of the successors and assigns of Seller and Purchaser.

6.           Counterparts.  This Reinstatement Agreement may be executed in multiple counterparts and by facsimile signature, all of which taken together shall constitute one and the same agreement, binding upon the parties hereto.  All references herein to the term “facsimile” shall be deemed to include a document forwarded by electronic mail as a Portable Document Format (.pdf) attachment to such electronic mail.

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IN WITNESS WHEREOF, Purchaser and Seller have executed this Reinstatement Agreement to be effective on the date set forth above.

PURCHASER:

TRAIL CREEK APARTMENTS, LLC, a Delaware limited liability company

By:	Preferred Apartment Communities Operating Partnership, L.P., a Delaware limited partnership, its sole member

	By:	Preferred Apartment Communities, Inc., a Maryland corporation, its General Partner

		By:	/s/ John A. Williams
John A. Williams
Chief Executive Officer

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SELLER:

OXFORD TRAIL JV LLC, a Delaware limited liability company,

By:	Oxford Trail Partners LLC, a Georgia limited liability company, its managing member

	By:	Oxford Trail Development LLC, a Georgia limited liability company, its managing member

		By:	/s/ W. Daniel Faulk, Jr.
W. Daniel Faulk, Jr., Manager

EXHIBIT “A”

[ATTACHED]

The undersigned Escrow Agent hereby acknowledges receipt of the Deposit (as defined in the Agreement) in the amount of $1,000,000.00 and a fully executed copy of the Purchase and Sale Agreement dated December 16, 2010 (as reinstated and amended, the “Agreement”), the Reinstatement and First Amendment to Purchase and Sale Agreement dated January 6, 2011, and the Reinstatement and Second Amendment to Purchase and Sale Agreement dated April 6, 2011, and agrees to hold and dispose of the Earnest Money (as defined in the Agreement) in accordance with the provisions of the Agreement.  Seller and Purchaser hereby designate the Escrow Agent as the “Real Estate Reporting Person” with respect to the transaction contemplated by this Agreement, for purposes of compliance with Section 6045(e) of the Tax Reform Act of 1986, as amended, and the Escrow Agent, by its execution below, hereby accepts such designation.

CHICAGO TITLE INSURANCE COMPANY

By:
Name:
Title: Authorized Signatory

Date of Execution by Escrow Agent:

April _________, 2011